FEDERAL HOME LOAN BANK SEATTLE

News Release:     May 12, 2005
Contact:          Colin Johnson
                  206.340.2302
                  colinj@fhlbsea.com


Seattle Bank Board Completes Review of Member Stock Redemptions


Seattle, WA - On May 6, 2005, the board of directors of the Federal Home Loan Bank of Seattle (Seattle Bank) completed its review of stock repurchases made by the Seattle Bank in October 2004 pursuant to excess stock redemption requests from three Seattle Bank member institutions with executives who served on the Seattle Bank's board.

In December 2004, the Seattle Bank's board formed an Independent Review Committee (IRC) consisting of three public interest directors not affiliated with any Seattle Bank member institution to review questions raised by another member about the timing of these redemption requests.

After a thorough investigation by the IRC, the Seattle Bank board found that although the actions of Seattle Bank directors Allan Landon, Chairman, President and Chief Executive Officer of Bank of Hawaii, and Roy Whitehead, Vice Chairman, President and Chief Executive Officer of Washington Federal Savings, were undertaken without a conscious motivation to harm anyone and with the intention of benefiting the Seattle Bank, there was the appearance of impropriety with respect to stock repurchase requests of $25.4 million in Class B(1) stock from Bank of Hawaii and $48 million in Class B(1) stock from Washington Federal Savings. In addition, the board found that directors Landon and Whitehead failed to comply with a rule requiring the disclosure of conflicts of interest by a director by failing to make disclosure to the Seattle Bank board of their institutions' planned redemptions.

The board further concluded there was no wrongdoing, policy violation, or appearance of impropriety regarding the repurchase of $229.5 million in Class B(2) stock from Washington Mutual Bank. William Longbrake, Vice Chairman of Washington Mutual Bank, serves on the Seattle Bank board.

Bank of Hawaii, Washington Federal Savings, Mr. Landon and Mr. Whitehead have stated that they disagree with the Seattle Bank board's conclusions and have denied any wrongdoing in connection with the October 2004 transactions. At the request of the Seattle Bank board, Bank of Hawaii and Washington Federal Savings have entered into an agreement to restore the stock repurchased in October 2004 (reduced by $834,300 of Class B(1) stock purchased by
Washington Federal Savings on April 29, 2005), and Messrs. Landon and Whitehead resigned as directors of the Seattle Bank, in complete settlement of this matter. The restoration of the stock may be subject to the approval of the Seattle Bank's regulator, the Federal Housing
Finance Board.

"We greatly appreciate the contributions of Mr. Landon and Mr. Whitehead to the Seattle Bank, and their willingness to act in the best interests of our cooperative," said Mike Daly, Vice Chairman of the Seattle Bank Board. "Their actions today clearly demonstrate their ongoing support of the Seattle Bank."

Since the October 2004 repurchases, the board has enhanced its policies covering stock repurchase requests for member institutions that have a representative serving as a Seattle Bank director. In February 2005, the Seattle Bank board adopted a policy requiring that, until the Finance Board approves the bank's three-year business and capital management plan, any request for stock repurchases by a member institution that is represented on the Seattle Bank's board must have full board approval before it can be processed by the Seattle Bank.

Update Regarding Other Matters

The Seattle Bank submitted its proposed three-year business and capital management plan to the Finance Board on April 5, 2005, in compliance with the bank's written agreement with the Finance Board. The Seattle Bank is in discussions with the Finance Board in regard to the Seattle Bank's proposed three-year plan. The board continues to explore other policy changes to further strengthen corporate governance at the Seattle Bank.

As previously disclosed, as a result of the Seattle Bank's historical financial trends and the actions the Seattle Bank expects to take in connection with the three-year business and capital management plan, the Seattle Bank is forecasting minimal net income, or possibly net losses, over the next few years. Also as previously disclosed, the Seattle Bank expects to place additional limitations on, or possibly suspend, the payment of dividends to its members, and may place further limitations on its repurchases of member stock.

About the Seattle Bank

The mission of the Seattle Bank is to build financial partnerships that enhance the success of our members and make our communities better places to work and live. Our funding and financial services enable over 370 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. Every year, the Seattle Bank commits 10 percent of its profits to help fund homeownership and multi-family housing.

The Seattle Bank is a member-owned cooperative that spans eight states, Guam, and United States territories in the Pacific. Members of the Seattle Bank cooperative include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies. The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the largest sources of private affordable housing funding in the country.

This press release contains forward-looking statements regarding events that may impact the bank's future financial performance. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance may differ materially from projections because of many factors. Such factors may include, but are not limited to, business and capital plan adjustments, changes in the bank's management and Board of Directors, regulatory actions or approvals, competitive pressure from other Federal
Home Loan Banks and alternative funding sources, accounting adjustments or requirements, interest rate volatility, the bank's ability to maintain adequate capital levels, changes in projected business volumes, our ability to appropriately manage our cost of funds, changes in our membership profile or the withdrawal of one or more large members, the cost-effectiveness of our funding, hedging, and asset-liability management activities, shifts in demand for our products and consolidated obligations, and general economic conditions. Additional factors are discussed in the Seattle Bank's annual report, available at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.

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